808 Wilshire Boulevard, 2nd FloorT: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results
Reports FFO of $0.36 Per Diluted Share For the Fourth Quarter and
FFO of $1.36 Per Diluted Share For the Full Year

SANTA MONICA, CALIFORNIA – February 10, 2009 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its 2008 fourth quarter and year-end financial results for the period ended December 31, 2008.

Financial Results
Funds From Operations (FFO) for the three months ended December 31, 2008 totaled $55.6 million, or $0.36 per diluted share, compared to $49.2 million, or $0.31 per diluted share, for the three months ended December 31, 2007.  FFO for the fourth quarter includes approximately $3.3 million, or 2.1 cents per diluted share, resulting from unusually low non-cash interest expense from the amortization of pre-IPO interest rate swap contracts as compared to a straight-line amortization schedule. Until the pre-IPO interest rate swap contracts expire and this net asset is fully amortized, the Company anticipates that there will be continued fluctuation in non-cash interest expense. For the year ended December 31, 2008, FFO totaled $211.7 million, or $1.36 per diluted share, compared to $190.9 million, or $1.17 per diluted share, for the year ended December 31, 2007.

The Company reported a GAAP net loss of $6.4 million, or ($0.05) per diluted share, for the three months ended December 31, 2008, compared to a GAAP net loss of $5.7 million, or ($0.05) per diluted share, for the three months ended December 31, 2007. For the year ended December 31, 2008, the Company reported a GAAP net loss of $28.0 million, or ($0.23) per diluted share compared to a GAAP net loss of $13.0 million, or ($0.12) per diluted share, for the year ended December 31, 2007.

Same Property Net Operating Income (NOI) on a cash basis increased 5.7% for the three months ended December 31, 2008 compared to the three months ended December 31, 2007.  Same Property NOI on a GAAP basis for the three months ended December 31, 2008 declined 1.7%.  Adjusting GAAP NOI to exclude the additional straight-line rent reserves of approximately $2.4 million that were recorded in the fourth quarter of 2008, Same Property NOI increased 0.8% for the three months ended December 31, 2008 compared to the three months ended December 31, 2007.

Financings and Debt Structure
During the quarter, the Company maintained its solid balance sheet structure. None of the Company’s current term loan debt matures until June 1, 2012, and the interest rate on that debt is fixed by interest rate swap contracts at a weighted average rate of approximately 5.12% per annum.  The Company’s only other loan obligations are its senior secured revolving credit facility with an extended maturity date of October 30, 2011, and an $18 million secured acquisition loan with an extended maturity date of March 1, 2011.

Company Operations
Total revenues for the three months ended December 31, 2008 increased 11.9% to $155.6 million from $139.1 million for the three months ended December 31, 2007. For the year ended December 31, 2008, total revenues increased 12.7% to $608.1 million compared to the same period in 2007. Operating income increased 7.9% to $37.0 million for the three months ended December 31, 2008 compared to the three months ended December 31, 2007.  For the year ended December 31, 2008, operating income increased 9.2% to $154.2 million compared to the same period in 2007.

Office:  Total revenues from the Company’s office portfolio increased to $138.1 million for the three months ended December 31, 2008, an increase of 14.0% from the three months ended December 31, 2007.  For the year ended December 31, 2008 total revenues for the Company’s office portfolio increased 14.7% to $537.4 million, compared to $468.6 million for the year ended December 31, 2007.

For the quarter ended December 31, 2008 same property office revenues increased 3.9% on a cash basis compared to the fourth quarter of 2007.  For the quarter ended December 31, 2008, same property total office revenues declined 0.5% on a GAAP basis compared to the fourth quarter of 2007.  However, adjusting GAAP revenues to exclude the additional straight-line rent reserves recorded in the fourth quarter of 2008, same property total office revenues in the fourth quarter of 2008 increased 1.5% compared to the fourth quarter of 2007.

 Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

As of December 31, 2008, the Company’s office portfolio was 93.1% leased and 92.4% occupied, compared to 94.0% leased and 93.3% occupied at September 30, 2008. The occupied percentage represents the leased portion of the Company’s office portfolio less those leases where the rent commencement date has yet to occur. During the quarter, the Company signed 96 new and renewal leases totaling 323,159 square feet.

Multifamily:  Total revenues for the Company’s multifamily portfolio decreased 0.5% to $70.7 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. For the quarter ended December 31, 2008, same property total multifamily revenues, on a GAAP basis, decreased 2.6% to $17.5 million, compared to the quarter ended December 31, 2007.  Same property total multifamily revenues on a cash basis increased 3.5% compared to the quarter ended December 31, 2007.

As of December 31, 2008, the Company’s multifamily portfolio was 99.1% leased compared to 99.6% leased at September 30, 2008.

Dividends
During the quarter, the Company’s Board of Directors declared a quarterly cash dividend of $0.1875 per common share. The dividend was paid on January 15, 2009 to shareholders of record as of December 31, 2008. On an annualized basis, this represents a dividend of $0.75 per common share.

On January 12, 2009, the Company announced that none of the Company’s 2008 dividends will be classified as ordinary income or capital gains for United States federal income tax purposes.  100% of the Company’s 2008 dividends will be classified as a return of capital. Additional information on the taxability of Douglas Emmett’s Common Stock dividends can be found on the Investor Relations section of the Company website at www.douglasemmett.com.

Guidance
The Company is establishing its full year 2009 FFO guidance range of $1.24 - $1.30 per diluted share. This guidance excludes any impact from future acquisitions, dispositions, equity purchases, debt financings, recapitalizations, or similar matters; and assumes that 2009 non-cash interest expense relating to the Company’s pre-IPO interest rate swap contracts will total approximately $18.5 million.

Conference Call and Web Cast Information
A conference call to discuss the Company’s 2008 fourth quarter and full year financial results is scheduled for Wednesday, February 11, 2009 at 2:00 pm Eastern Time or 11:00 am Pacific Time.

Interested parties can access the call via the Internet by going to the Investor Relations section of the Company’s Web site at www.douglasemmett.com or by dialing into the call at 800-218-0530 (domestic) or 303-205-0066 (international).   A replay of the live call will be available via the web site for 90 days. A digital replay will be available through Thursday, February 12, 2009 at 800-405-2236 (domestic) or 303-590-3000 (international) and using the passcode 11124572.

Supplemental Information
Supplemental financial information for the Company’s 2008 fourth quarter and full year financial results can be accessed on the Company’s Web site under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. For more information on Douglas Emmett, please visit the Company’s Web site at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to it about known and unknown risks, trends, uncertainties and factors that are beyond its control or ability to predict. Although Douglas Emmett believes that its assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, Douglas Emmett’s actual future results can be expected to differ from its expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Douglas Emmett’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2008	December 31, 2007
Assets	(unaudited)
Investment in real estate:
Land	$900,213	$825,560
Buildings and improvements	5,528,567	4,978,124
Tenant improvements and lease intangibles	552,536	460,486
	6,981,316	6,264,170
Less: accumulated depreciation	(490,125)	(242,114)
Net investment in real estate	6,491,191	6,022,056

Cash and cash equivalents	8,655	5,843
Tenant receivables, net	2,197	955
Deferred rent receivables, net	33,039	20,805
Interest rate contracts	176,255	84,600
Acquired lease intangible assets, net	18,163	24,313
Other assets	31,304	31,396
Total assets	$6,760,804	$6,189,968

Liabilities
Secured notes payable	$3,672,300	$3,080,450
Unamortized non-cash debt premium	20,485	25,227
Interest rate contracts	407,492	129,083
Accrued interest payable	22,982	13,963
Accounts payable and accrued expenses	46,233	48,741
Acquired lease intangible liabilities, net	195,036	218,371
Security deposits	35,890	31,309
Dividends payable	22,856	19,221
Other liabilities	57,316	-
Total liabilities	4,480,590	3,566,365

Minority interests	505,025	793,764

Stockholders’ Equity
Common stock	1,219	1,098
Additional paid-in capital	2,284,429	2,019,716
Accumulated other comprehensive income	(274,111)	(101,163)
Accumulated deficit	(236,348)	(89,812)
Total stockholders’ equity	1,775,189	1,829,839
Total liabilities and stockholders’ equity	$6,760,804	$6,189,968

Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Office rental:
Rental revenues	$110,471	$97,833	$433,487	$376,921
Tenant recoveries	9,869	7,131	32,392	30,269
Parking and other income	17,726	16,124	71,498	61,379
Total office revenues	138,066	121,088	537,377	468,569

Multifamily rental:
Rental revenues	16,380	17,040	66,510	67,427
Parking and other income	1,124	930	4,207	3,632
Total multifamily revenues	17,504	17,970	70,717	71,059

Total revenues	155,570	139,058	608,094	539,628

Operating Expenses:
Office expenses	44,200	37,541	166,124	148,582
Multifamily expenses	4,191	4,428	17,079	18,735
General and administrative	6,389	5,462	22,646	21,486
Depreciation and amortization	63,793	57,349	248,011	209,593
Total operating expenses	118,573	104,780	453,860	398,396

Operating income	36,997	34,278	154,234	141,232

Interest and other income	3,091	36	3,580	695
Interest expense	(48,147)	(42,497)	(193,727)	(160,616)
Loss before minority interests	(8,059)	(8,183)	(35,913)	(18,689)
Minority interests	1,690	2,493	7,920	5,681
Net loss	$(6,369)	$(5,690)	$(27,993)	$(13,008)

Net loss per common share – basic and diluted(1)	$(0.05)	$(0.05)	$(0.23)	$(0.12)

Weighted average shares of common stock outstanding
– basic and diluted(1)	121,777	109,834	120,726	112,646

(1)
Diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP), and include common stock plus dilutive equity instruments, as appropriate.  This amount excludes OP units, which are included in the non-GAAP calculation of diluted shares below.

Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Funds From Operations (FFO) (1)
Net loss	$(6,369)	$(5,690)	$(27,993)	$(13,008)
Depreciation and amortization of real estate assets	63,793	57,349	248,011	209,590
Minority interests	(1,690)	(2,493)	(7,920)	(5,681)
Loss on asset disposition	-	-	65	-
Less: adjustments attributable to minority interest
in consolidated joint venture	(157)	-	(470)	-
FFO	$55,577	$49,166	$211,693	$190,901

Weighted average share equivalents outstanding - fully diluted	156,062	159,111	156,172	162,935

FFO per share- fully diluted	$0.36	$0.31	$1.36	$1.17

(1)
We calculate funds from operations before minority interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	Three Months Ended December 31,
	2008	2007	% Change

Same Property Office Statistics
Number of properties	47	47
Rentable square feet	11,637,122	11,635,785
% leased (average for 3 months)	94.3%	95.7%
% occupied (average for 3 months)	93.6%	94.5%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased (average for 3 months)	99.3%	99.0%

Same Property Net Operating Income - GAAP Basis (1)(3)
Total office revenues	$119,495	$120,119	(0.5	) %
Total multifamily revenues	17,504	17,970	(2.6)
Total revenues	136,999	138,089	(0.8)

Total office expense	37,887	37,146	2.0
Total multifamily expense	4,191	4,428	(5.4)
Total property expense	42,078	41,574	1.2

Same Property NOI - GAAP basis	$94,921	$96,515	(1.7	) %

Same Property Net Operating Income - Cash Basis (1)(2)(3)
Total office revenues	$111,936	$107,700	3.9%
Total multifamily revenues	16,621	16,065	3.5
Total revenues	128,557	123,765	3.9

Total office expense	37,933	37,548	1.0
Total multifamily expense	4,191	4,428	(5.4)
Total property expense	42,124	41,976	0.4

Same Property NOI - cash basis	$86,433	$81,789	5.7%

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces
2008 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss)
(unaudited and in thousands)

	Three Months Ended December 31,
	2008	2007
Same property office revenues - cash basis (1)(2)	$111,936	$107,700
GAAP adjustments	7,559	12,419
Same property office revenues - GAAP basis	119,495	120,119
Same property multifamily revenues - cash basis	16,621	16,065
GAAP adjustments	883	1,905
Same property multifamily revenues - GAAP basis	17,504	17,970
Same property revenues - GAAP basis	136,999	138,089
Same property office expenses - cash basis	(37,933)	(37,548)
GAAP adjustments	46	402
Same property office expenses - GAAP basis	(37,887)	(37,146)
Same property multifamily expenses - cash basis	(4,191)	(4,428)
GAAP adjustments	-	-
Same property multifamily expenses - GAAP basis	(4,191)	(4,428)
Same property expenses - GAAP basis	(42,078)	(41,574)
Same property Net Operating Income (NOI)(3) - GAAP basis	94,921	96,515
Non-comparable office revenues	18,571	947
Non-comparable office expenses	(6,313)	(373)
Total property NOI - GAAP basis	107,179	97,089
General and administrative expenses	(6,389)	(5,462)
Depreciation and amortization	(63,793)	(57,349)
Operating income	36,997	34,278
Interest and other income	3,091	36
Interest expense	(48,147)	(42,497)
Loss before minority interests	(8,059)	(8,183)
Minority interests	1,690	2,493
Net loss	$(6,369)	$(5,690)

(1)
To facilitate a more meaningful comparison of NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as same properties.  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
NOI as defined below includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP, and is specifically labeled as “GAAP basis.”  We also believe that NOI calculated on a cash basis is useful for investors to understand our operations.  Cash basis NOI is also a non-GAAP measure, which we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.  Accordingly, cash basis NOI should be considered only as a supplement to net income as a measure of our performance.  Cash basis NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  Cash basis NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

(3)
Reported net income (or loss) is computed in accordance with GAAP.  In contrast, net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, minority interests in consolidated partnerships, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.  Management uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

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